Exhibit 99.1

For Immediate Release

For more information, contact:

Christine Russell	Sabina Burns
CFO	Sr. Director, Corporate Marketing
Virage Logic	Virage Logic
(510) 360-8025	(510) 743-8115
christine.russell@viragelogic.com	sabina.burns@viragelogic.com

VIRAGE LOGIC UPDATES FIRST-QUARTER OUTLOOK AND

ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Adam Kablanian Resigns as President and CEO, Becomes Chairman of the Board;

Dan McCranie Appointed President and CEO

FREMONT, Calif., January 4, 2007 — Virage Logic Corporation (NASDAQ: VIRL), the semiconductor industry’s trusted IP partner and pioneer in Silicon Aware IP™, today announced its preliminary expectations for first-quarter fiscal 2007 results, which are anticipated to be lower than the company’s prior business outlook provided on November 6, 2006. For the first-quarter ended December 31, 2006, the company anticipates revenues of approximately $11.0 million to $12.0 million and expects to report a net loss of $0.03 to $0.08 per share according to generally accepted accounting principles (GAAP). Expenses for the quarter will include approximately $1.4 million of FAS123R stock-based compensation expense.

“We are clearly disappointed with our anticipated first-quarter financial results. We failed to meet our forecasted license revenue goals for the quarter, primarily, as a result of delays in planned purchases from major customers,” said Dan McCranie, president and chief executive officer of Virage Logic.

Virage Logic cautions that these anticipated results are preliminary, based on the best information currently available, and subject to the closing of its financial records and customary quarterly accounting procedures. The company plans to report its final results for the first-quarter of fiscal 2007 after the close of market on January 31, 2007, and will provide a detailed business outlook at that time.

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In addition, the company announced that Adam Kablanian has tendered his resignation as president and CEO effective immediately and will become Virage Logic’s chairman of the board. Dan McCranie, previously Virage Logic’s executive chairman, will become the company’s president and CEO effective immediately and will continue to serve as a director on the company’s board.

“As we celebrated the company’s 10th anniversary in 2006, I began to reflect on my personal priorities and decided that the time was right for me devote more time to my family,” said Kablanian. “I have great confidence in Dan and the entire Virage Logic management team. I am pleased to turn the reins of the company over to him. Dan’s 30-plus years of proven leadership in the semiconductor industry will serve him well as he leads Virage Logic into its next decade of growth. I look forward to continue to work with Dan in my new role as Virage Logic’s chairman.”

“We wish to thank Adam for the leadership he has provided in helping to establish Virage Logic as the semiconductor industry’s trusted IP partner,” said McCranie. “We understand his desire to spend more time with his family, and we look forward to his continued support in his new role as chairman of the board.”

Kablanian co-founded Virage Logic in January 1996, led the company through its initial public offering in August 2000, and grew the company to $59.3 million in annual revenues in 2006. McCranie joined Virage Logic as chairman of the board in August 2003 and became executive chairman in March 2006. McCranie has more than 30 years of experience in the semiconductor and communications industries and most recently served as vice president of sales and marketing of Cypress Semiconductor until he retired from that position in 2001. From 1986 to 1993, McCranie was the chairman, president and CEO of SEEQ Technology. He currently serves as chairman of the board for ON Semiconductor and holds directorships at Actel and Cypress Semiconductor.

The company also announced the resignation of Jim Ensell as senior vice president of marketing and business development. McCranie will serve as acting vice president of marketing and business development until a replacement is identified. McCranie added, “We also thank Jim for his contributions and wish him the best in his future endeavors.”

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About Virage Logic Corporation

Founded in 1996, Virage Logic Corporation (NASDAQ:VIRL) rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today, the company is the leading independent physical IP provider. The company offers semiconductor IP platforms comprising embedded memories, logic, and I/Os and is pioneering the development of a new class of IP called Silicon Aware IP™. Silicon Aware IP tightly integrates Physical IP (memory, logic and I/Os) with the embedded test, diagnostic, and repair capabilities of Infrastructure IP to help ensure manufacturability and optimized yield at the advanced process nodes. Virage Logic’s highly differentiated product portfolio delivers higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, and computer and graphics markets. The company uses its FirstPass-Silicon™ Characterization Lab for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. The company also prides itself on providing superior customer support and was recently named Customer Service Leader of the Year in the Semiconductor IP Market by Frost & Sullivan. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The statements made in this news release, other than statements of historical fact, are forward-looking statements, including statements relating to the first-quarter performance and the company’s competitive position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to maintain its position as a leading provider of semiconductor IP; Virage Logic’s ability to continue to develop new products and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic’s technologies by semiconductor companies; competition in the market for semiconductor IP platforms; statements regarding the business outlook and products; statements regarding the extent and timing of future revenues and expenses and customer demand; statements made by industry analysts relating to the possible benefit to Virage Logic’s leadership in embedded memory technology; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2006, and in Virage Logic’s other periodic reports filed with the Securities and Exchange Commission or the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov). Virage Logic does not intend, and undertakes no obligation, except as required by law, to update any forward-looking statements made in this news release.